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                                                                 EXHIBIT 10(r)


                              EMPLOYMENT AGREEMENT


              THIS AGREEMENT made as of the 10th day of February, 1997, by and between Pennzoil Company, a Delaware corporation (hereinafter called the "Company"), and Stephen D. Chesebro' (hereinafter called "Employee");

                              W I T N E S S E T H:

              WHEREAS, the Company desires to induce Employee to become employed by the Company and to enter into an employment agreement with the Company in order that the Company have the benefit of Employee's services from and after the date hereof and has agreed to provide compensation and benefits to Employee in consideration of Employee's agreement to become employed by the Company; and

              WHEREAS, Employee desires to become employed by the Company and to enter into an employment arrangement with the Company and to perform services for the Company for the compensation and benefits described herein;

              NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, the parties hereto agree as follows:

              1. Employment; Employment Term: Company hereby agrees to employ Employee and Employee agrees to become an employee of the Company as of the date hereof. Employee shall be an executive of the Company with the title of Executive Vice President with such duties and responsibilities relating to the Company as may be assigned to Employee from time to time by the Board of Directors of the Company or the Chairman of the Board of Directors of the Company. Employee shall report to the Chairman of the Board of Directors of the Company. The
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term of employment under this Agreement shall begin on the date hereof and shall continue thereafter until the earliest of (i) the close of business until the day after the Company's 1998 annual meeting of stockholders or (ii) termination of employment under Paragraph 13 ("Employment Term"). The employment of Employee shall be subject to the other terms and conditions of this Agreement. Employee agrees to devote his full time, attention and energies to, and use his best efforts, ability and fidelity in the performance of the duties attaching to such employment. The Company is aware that Employee has certain obligations in respect of a prior employer to provide consulting service during calendar year 1997 and Employee and the Company agree to work together in good faith to accommodate Employee's required performance of such consulting services.

              2. Salary Compensation: During the Employment Term the Company hereby agrees to pay as current salary compensation to Employee $500,000 on an annualized basis, but payable in biweekly installments of $19,230.77 each. The salary amounts described in the preceding sentence may be increased from time to time by action of the Company but may not be decreased during the Employment Term.

              3. Stock Option Grants: Employee shall be granted stock options on 50,000 shares of the Company's Common Stock and with each option having an option exercise price equal to the fair market value of one share of Company Common Stock on the date hereof and other terms and conditions consistent with the Company's stock option grant policy with respect to similarly situated Company employees.

              4. Conditional Stock Awards: Employee shall be granted as of the date hereof 10,000 Common Stock Units under the Company's Conditional Stock Award Programs under terms

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and conditions consistent with the Company's grant policy with respect to similarly situated Company employees.

              5. 1997 Bonus: For calendar year 1997, Employee shall be paid a minimum bonus of $300,000.

              6. Executive Severance Plan: The Company agrees to cover Employee under the Company's Executive Severance Plan effective as of the date hereof and to continue Employee as a participant in said plan, subject to the Company's right to terminate or amend the plan as applicable to its key executives participating therein.

              7.     Excess Benefits Agreement and Benefits Acceleration
Agreement: The Company will enter into with Employee an Excess Benefits Agreement. The Company will enter into with Employee a Benefits Acceleration Agreement.

              8. Retirement Plan: Employee shall participate in the Company's retirement plan for salaried employees on the same terms and conditions as are applicable to other Company salaried employees.

              9. Savings Plan: Employee shall participate in the Company's Savings and Investment Plan on the same terms and conditions as are applicable to other Company salaried employees.

              10. Other Benefits: Except as is specifically provided herein to the contrary, Employee shall be entitled to participate in all other benefit plans, programs or practices generally applicable to salaried employees and in those special benefit programs, plans and practices applicable to executives, such as, and not by way of limitation, the Company's Supplemental Life





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Insurance Plan, the Company's Supplemental Long Term Disability Program, the
Company's Medical Expenses Reimbursement Plan, the Company's Salary Continuation Plan and the Company's Annual Incentive Plan. Employee shall receive a grant of participation in respect to the 1997 Annual Incentive Program at a level appropriate for his compensation level and position.

              11. Perquisites: The Company shall afford to Employee perquisites consistent with Employee's grade level, such perquisites to be continued uninterrupted except to the extent that the Company's policies or practices are changed for his grade level.

              12. Disability. In the event the Employee suffers a Disability during the Employment Term, salary payments under Paragraph 2 shall be discontinued; provided, however, Employee shall be entitled to the disability and other benefits provided by the Company and consistent with Paragraph 10 of this Agreement. For purposes of this Agreement, "Disability" shall have the meaning set forth in the Company's Supplemental Long Term Disability Plan.

              13.    Termination of Employment:

              (a) By the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Employee for Due Cause in which event the Employment Term shall end and Employee shall continue to receive salary and benefit coverages provided for in this Agreement only through the period ending with the date of such termination, as provided in this Paragraph 13(a). Any other rights and benefits he may have under other employee benefit plans and programs of the Company, generally, shall be determined in accordance with the terms of such plans and programs. The term "Due Cause" as used herein, shall mean (x) Employee has committed a willful serious act, such as embezzlement, against the





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       Company intending to enrich himself at the expense of the Company or has been convicted of a felony involving moral turpitude or (y) Employee, in carrying out his duties hereunder, has been guilty of (i) willful, gross neglect or (ii) willful, gross misconduct resulting in either case in material harm to the Company.

              (b)    By Death or Disability:

                     I. In the event of the death of Employee during the Employment Term, this Agreement shall terminate, and no further payments shall be made to Employee pursuant to Paragraph 2 of this Agreement.
       Any death benefit due under any life insurance or other benefit programs, plans or policies of the Company applicable to Employee shall be determined and paid in accordance with the provisions of such policies, plans and programs. Any stock options previously granted and outstanding shall be vested and remain outstanding for one year after Employee's death (unless an option sooner expires by its terms) and any Conditional Stock Awards previously granted and outstanding shall become matured under the Conditional Stock Award Program. All amounts accrued for the benefit of the Employee on the Employee's date of death shall be paid to the estate of the Employee.

                     II. If Employee's employment is terminated by reason of Disability during the Employment Term, (i) any outstanding stock options shall be vested and remain outstanding until the earlier to occur of (a) the Employee's death or (b) expiration of the option term and (ii) any Conditional Stock Awards previously granted and outstanding shall become matured under the Conditional Stock Award Program.





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              (c)    Voluntarily By Employee.  Employee may terminate his
       employment and the Employment Term under this Agreement by providing thirty (30) days' notice to the Company in which event salary payments under Paragraph 2 shall immediately cease and Employee shall be entitled only to those benefits as are specifically provided under the terms of the particular benefit plans or programs in which the Employee is participating.

              (d) By Company Other Than For Due Cause. If Employee's employment under this Agreement is terminated by the Company prior to the expiration of the Employment Term for any reason other than as provided in Paragraph 13(a) or (b) hereof, the Company shall (i) pay to Employee in a lump sum an amount equal to the sum of one year's base salary under Paragraph 2 and the 1997 minimum bonus amount under Paragraph 5 and (ii) cause (x) the stock options previously granted to Employee and outstanding to be vested and immediately exercisable for their entire remaining term notwithstanding such termination of employment (but such options may expire subsequently by reason of their terms other than by reason of termination of employment) and (y) any Conditional Stock Awards previously granted and outstanding to be cashed out by the payment of a lump sum amount equal to the product of the number of Conditional Stock Units so granted and outstanding on the date of termination times the fair market value of a share of Common Stock of the Company on the date of termination and all of such Conditional Stock Awards shall be thereafter cancelled.

              (e) By Employee For Good Reason. Anything herein to the contrary notwithstanding, if Employee is not elected to the Company's Board of Directors by the 1998 annual meeting of Company stockholders, then, such failure by the Company, unless





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       consented to in writing by Employee, shall constitute a termination of
       Employee's employment by the Company pursuant to Paragraph 13(d) above as of the close of business on the date of the Company's 1998 annual stockholders meeting.

              (f) Effect on Agreement. Termination of employment or the Employment Term as used herein shall not constitute termination of this Agreement unless expressly stated.

              14. Prohibition Against Assignment: The right of Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way and any attempt at assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect.

              15. Binding Effect: This Agreement shall be binding upon and enure to the benefit of the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives.

              16. Entire Agreement: This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and may be modified only by a writing executed by the parties hereto.

              17. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

              18. Severability: The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

              19. Amendment or Termination: This Agreement may be amended only by mutual consent of the parties hereto evidenced in writing. As provided in Paragraph 1, the





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Employment Term shall automatically terminate on the close of business on the day after the Company's 1998 annual meeting of stockholders without any further action by either Employee or the Company.

              20. Provision of Certain Office Expense: The Company shall provide to Employee reimbursement for the cost of office space and secretarial assistance for calendar years 1999 and 2000 on a basis consistent with that being provided to Employee presently by his former employer, but in no event shall the cost of such provision of office space and secretarial assistance exceed $35,000 in any 12-month period.

              IN WITNESS WHEREOF, the parties have executed this Agreement (in multiple copies).

                                   PENNZOIL COMPANY



/s/ STEPHEN D. CHESEBRO'           By   /s/ JAMES L. PATE
----------------------------          ---------------------------------
Stephen D. Chesebro'                    James L. Pate
                                        Chairman of the Board and
                                        Chief Executive Officer
                                        Pennzoil Company





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